UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

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October 27, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”). The Annual Meeting will be held at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 10:00 A.M., Eastern Time, on Tuesday, November 24, 2015.

Your vote this year is especially important. We believe that the matters you are being asked to approve will have a direct and meaningful impact on the value of your investment. In the enclosed material, you will see your management’s successful track record of value creation and the vision for your Company, overseen by a strong, independent and experienced Board of Directors.

Your annually elected Board comprises seven directors, six of whom are independent. The other director is Chief Executive Officer Farooq Kathwari, who is also Ethan Allen’s largest stockholder and beneficially owns more than 11% of the Company’s outstanding common stock.  In addition, during 2015, we appointed two new highly qualified independent directors to the Board, and we announced the retirement of long-serving directors Kristin Gamble and Frank Wisner.

Your Board believes that electing the entire Ethan Allen slate of director nominees is in the best interests of all Ethan Allen stockholders.  Your Board’s nominees on the WHITE proxy card include James B. Carlson, Clinton A. Clark, John J. Dooner, Jr., Domenick J. Esposito, M. Farooq Kathwari, James W. Schmotter and Tara I. Stacom.

Ethan Allen is in the midst of executing a substantial transformation strategy, which the Board and management believe will position the Company for significant long-term growth and success.  This transformation includes the evolution of our brand and product offerings, and the strengthening of our vertically integrated operations, positioning us to deliver continued profitable growth and enhanced stockholder value.  We believe that these initiatives will accelerate growth, further improve our operating performance and strengthen our financial position. The execution of this strategy also requires a high level of operational and business expertise and experience, which the Ethan Allen Board and management is best positioned to oversee. As we complete the third and fourth phases of our repositioning strategy, fiscal 2016 will be a transition year. We expect to see the full benefits of our transformation beginning in fiscal 2017.

Even during this transition period, the Company has performed extremely well over the past five years including(i): net sales compound annual growth rate (CAGR) of 5%, adjusted operating income CAGR of 119%, and adjusted earnings before interest, taxes, depreciation, and amortization  (EBITDA) CAGR of 27%.  Adjusted earnings per share increased from a FY2010 loss of $0.15 per share to FY2015 adjusted earnings of $1.41 per share. Also during the past five years, the Company has maintained a strong operating cash flow generating $277 million, allowing the Company to repay $210.4 million of debt, pay $61 million in regular and special dividends, increase the regular dividend per share by 127%, and average return on equity of approximately 12%, return on assets of approximately 7% and return on invested capital of approximately 9%.

Recently, Sandell Asset Management Corp. and certain of its affiliates (together, “Sandell”) acquired a 5.5% interest in our Company. We believe that Sandell, as evidenced by its actions and demands as more fully set forth below, acquired its interest solely for the purpose of achieving a short-term financial gain. In so doing, we further believe that Sandell’s goals would harm the Company and its stockholders. Despite our accomplishments and our clear strategy to drive profitable growth and enhance stockholder value, Sandell is waging what we believe to be a misguided proxy contest seeking to replace six of seven directors at Ethan Allen’s upcoming Annual Meeting.

As a Board and management team, we always listen to our stockholders, seek to engage in a meaningful and constructive dialogue and seek to establish a corporate governance structure that completely aligns Company and stockholder interests.  Examples over the past several years include:

•                  Elimination of our classified Board;

•                  Elimination of our stockholder rights plan;

•                  Extraordinary decision by our CEO to voluntarily cap his compensation in fiscal 2013, 2014 and 2015;

•                  Dramatically changing the vast majority of our CEO compensation in 2015 to performance-based compensation;

•                  Rescheduling the Annual Meeting to allow our stockholders more time to submit thoughtful and positive nominations and business proposals; and

•                  Submitting to stockholders a proposal to eliminate provisions in our charter that some perceived limited shareholder voting in certain circumstances.

Since Sandell recently became a stockholder this past Spring, we have engaged in discussions with Sandell numerous times to attempt to understand its views and objectives.  During our discussions, Sandell has not demonstrated any interest or willingness in working constructively with the Company or understanding our business, nor has it presented any credible ideas, plans or analysis on ways Ethan Allen could further enhance value beyond the transformation strategy we are already executing.  We believe Sandell’s lack of credible engagement demonstrates that it is only interested in achieving a short-term gain by running a costly and distracting proxy contest to implement its misguided objectives at the expense of all Ethan Allen stockholders.

Conversely, your Board is actively engaged in the oversight of the Company’s strategy and is committed to delivering solid long-term results while serving the best interests of all Ethan Allen stockholders. We are committed to maintaining a superior and diverse board that has the skill set to evolve and guide the Company in a rapidly changing environment and that is empowered to hold management accountable for delivering and executing on our goals.

WE ARE AGRESSIVELY PURSUING A TRANSFORMATIVE STRATEGY, REPOSITIONING

ETHAN ALLEN AS A LEANER, VERTICALLY-INTEGRATED INTERIOR DESIGN COMPANY

Your Board and management team have created an integrated vertical operating structure that enables streamlined execution across the Company’s design, manufacturing, distribution, retail and marketing segments. Maintaining a vertical structure is a long-term strategic decision that we are confident creates significant competitive advantages and best positions Ethan Allen for long-term growth. This model necessitates strong and experienced leadership at many levels throughout retail, manufacturing and logistics.

Optimizing Design Center and Manufacturing Footprints

We believe that, by resizing and relocating design centers while expanding our reach across key markets, we are better positioned than our competitors to serve our customers and capitalize on growth opportunities. Since 2000, the Company has relocated 55 design centers and Ethan Allen’s independent retailers have relocated 38 design centers. Of the 55 design centers the Company relocated, 38 properties were sold for proceeds of $67.2 million. Ethan Allen continues to sell off legacy properties and relocate and move their operations and customer base into smaller footprints. We are currently targeting about 40 new markets in North America with smaller footprints and will continue to prudently evaluate opportunities to expand internationally.

We have also consolidated 20 manufacturing plants and disposed of surplus properties as we repositioned our manufacturing footprint into six key plants in the U.S., with an additional plant in each of Mexico and Honduras.  Our efforts at being a leaner and more cost efficient organization have driven cash flow and generated adjusted EBITDA of approximately $90 million on an annual basis over the past three fiscal years. (i)

Harnessing Technology to Drive Growth

We are adding technology at all levels of our business to create a dynamic omni-channel environment. This includes investing in our technology infrastructure, including digital, retail, manufacturing, operations, warehousing and logistics platforms, to seamlessly link information across our vertically-integrated Company.

By effectively combining technology with personal service, we are uniquely able to enhance the retail experience for our customers. We have integrated our wholesale ERP systems, manufacturing systems, distribution and warehousing systems, retail and point of sale systems and, most importantly, our digital and ecommerce systems as a part of our omni-channel strategy. We have also introduced constructive and relevant technology to our design centers and have provided our interior designers with tablets that allow them easy access to our ordering systems, product visualization tools and product information. We rebranded our website, with a focus on driving traffic to our 300 design centers. With over 200 Design Centers in North America, about 70% of our target demographic is within an easy drive to an Ethan Allen Design Center and 90% of our clients who visit a design center have been on our website. Our 1,500 interior designers who work with clients that come into a Design Center and experience our personal design service, create higher average tickets and enhanced repeat sales. We are also focused on increasing our ecommerce sales. We have streamlined the online custom offerings to make the buying process quick and easy. This creates an opportunity for incremental online sales that do not cannibalize the brick and mortar interior design service oriented sales. For fiscal 2015, online transactions are up 28% and conversion rates are up 22%.

Optimizing Capital Structure and Maximizing Value of All Company Assets

Your Board and management team seek to continue to drive growth, reduce costs and optimize our capital structure, including prudently leveraging the debt capital markets and evaluating mortgage financing, sale-leasebacks and other strategic opportunities. Further, your Board and management team are maximizing the value of our real estate assets while maintaining our strategic and financial flexibility. In order to maintain the flexibility to strategically relocate design centers to markets with the highest potential for growth, we determined the most effective use of our real estate is as collateral to raise new long-term debt, which the Company is in the process of evaluating.

The Company has remained focused on building stockholder returns through leveraging our strong operational performance to generate excess cash to return to stockholders through special and regular dividends and stock repurchases, totaling $81 million in the past five years.

ETHAN ALLEN IS DELIVERING STRONG FINANCIAL PERFORMANCE AND

CONSISTENT STOCKHOLDER RETURNS

Ethan Allen’s financial performance from fiscal 2010 to fiscal 2015 demonstrates that we have the right strategy in place and that the value-enhancing opportunities we are pursuing will contribute to future growth. We are also growing product demand through the acceleration of marketing efforts, including the addition of new design centers, a multi-faceted advertising strategy and fresh product offers.

We have a proven track record of delivering strong financial performance and stockholder returns. As we complete the third and fourth phases of our repositioning strategy, fiscal 2016 will be a transition year. We believe that, beginning in fiscal 2017, we will be well positioned to begin an accelerated growth phase, towards sales of $1 billion at which level we expect to increase our operating margin from our industry leading 11% to about 15% of sales. This is consistent with our successful history of repositioning the Company due to changing economic environments.

The Company’s share price valuation metrics have remained consistently on par with our furniture peers even during the Company’s current transformation that the Company has been undergoing these past couple of years. With the completion of the transformation strategy during fiscal 2016, the Company will have the opportunity of trading at an expanded market premium beginning in fiscal 2017.

Over the last five fiscal years, we:

•                  Repurchased $21 million of common stock;

•                  Paid $61 million in special and regular dividends;

•                  Increased the dividend per share by 127%;

•                  Invested $96 million in capital expenditures; and

•                  Generated total stockholder returns of 15.4% (compound annual growth rate assuming dividends reinvested) as compared to 17.3% for the S&P 500 and 17.5% for the Russell 3000

During fiscal year 2015, we:

•                  Repurchased $16.5 million of common stock;

•                  Paid $13.3 million in dividends;

•                  Ended the fiscal year with a dividend yield of about 1.9%;

•                  Reduced net debt by $53.3 million; and

•                  Generated total stockholder returns of 8.3% as compared to 7.4% for the S&P 500 and 7.3% for the Russell 3000

We have also achieved significant financial milestones from fiscal 2010 to fiscal 2015, including(i):

•                  Consolidated Net Sales compound annual growth rate of 5%;

•                  Adjusted operating income compound annual growth rate of 119%;

•                  Adjusted earnings per share increase from a FY2010 loss of $0.15 per share to FY2015 adjusted earnings of $1.41 per share; and

•                  Adjusted EBITDA compound annual growth rate of 27%.

YOUR BOARD HAS DEMONSTRATED ITS COMMITMENT TO EFFECTIVE CORPORATE GOVERNANCE, STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

Ethan Allen has consistently demonstrated a commitment to transparent and effective corporate governance. We have a long-standing policy and practice to engage with our stockholders to discuss the Company’s objectives and better understand the thoughts of our stockholders. In addition, the Company has implemented stockholder friendly corporate governance structure and policies. See ethanallen.com/governance for a full overview of these policies.

Our Board of Directors is composed of seven directors, six of whom are independent, and all of whom are elected annually. In 2015, consistent with our longstanding practice of strengthening and refreshing the Board over the years, we added two new directors, Domenick J. Esposito and Tara I. Stacom, for election at the Annual Meeting who are replacing two long-serving directors. Of the six independent director nominees, five are new to your Board since 2010.

Our highly-qualified independent directors represent a range of fresh perspective and diverse experience, with backgrounds in marketing, finance and accounting, legal, international, real estate, and general management. Our Board is transparent and open-minded in fulfilling its fiduciary responsibilities on behalf of all stockholders. Importantly, our Board is very engaged, not only at a strategic level but also on an operational level.

Conversely, Sandell’s slate of nominees have very limited experience as a director of a public company or in retail, manufacturing or marketing related to a home furnishings enterprise.

SANDELL’S POSITIONS ARE INCONSISTENT;

YOUR BOARD IS ALIGNED WITH THE INTERESTS OF ALL STOCKHOLDERS

WE URGE YOU TO DISCARD ANY GOLD PROXY CARD YOU MAY RECEIVE FROM SANDELL

As Ethan Allen’s largest stockholder who beneficially owns more than 11% of the Company’s outstanding common stock, Mr. Kathwari, our Chairman and CEO, is deeply aligned with the interests of all stockholders.

Your Board, including Mr. Kathwari, finds it disconcerting that Sandell is publicly attacking the performance of the Company, its leadership team and Board of Directors; yet in private discussions, Sandell proposed that Mr. Kathwari take the Company private in a transaction where Sandell would like to be a partner. We question why Sandell is waging a public proxy contest against the very same leadership it proposed to be a partner with in the future.

In addition, as we outlined previously, Sandell has not demonstrated any interest or willingness in working constructively with the Company or understanding our business, nor has it presented any credible ideas, plans or analysis on ways Ethan Allen could further enhance value beyond the transformation strategy we are already executing.  We believe Sandell’s lack of credible engagement demonstrates that it is only interested in achieving a short-term gain by running a costly and distracting proxy contest to implement its misguided objectives at the expense of all Ethan Allen stockholders.

We question Sandell’s motives in attempting to coerce Mr. Kathwari into short-term opportunities at the expense of all stockholders.  Taken together, its actions are, at best, disingenuous. Please do not return or otherwise vote any gold proxy card sent to you by Sandell.

The Board continues to unanimously believe that Ethan Allen’s strategy, overseen by Mr. Kathwari, is the best course of action at this time.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE ETHAN ALLEN DIRECTORS ON THE WHITE PROXY CARD TODAY

We believe Ethan Allen stockholders can protect the value of their investment by voting “FOR” the election of your Board’s experienced and highly qualified director nominees on the WHITE proxy card TODAY: James B. Carlson, Clinton A. Clark, John J. Dooner, Jr., Domenick J. Esposito, M. Farooq Kathwari, James W. Schmotter and Tara I. Stacom.

Thanks to our efforts, Ethan Allen today is a leading interior design company. While we know there is more work to do, and our journey is not complete, we are confident that we have the right plan and the right team in place to deliver value for all of our stakeholders.

Thank you for your continued support, interest and investment in Ethan Allen.

Sincerely,

M. Farooq Kathwari	Kristin Gamble
Chairman of the Board,	Director
President and Principal Executive Officer

James B. Carlson	James W. Schmotter
Director	Lead Independent Director

Clinton A. Clark	Tara I. Stacom
Director	Director

John J. Dooner	Frank G. Wisner
Director	Director

Dominick Esposito
Director

(i) refer to Appendix A “non-GAPP reconciliation”

APPENDIX A

Disclaimers (Non-GAAP, Forward Looking, Safe Harbor)

This presentation refers to certain non-GAAP information, which excludes the effects of restructuring, impairment, transition costs, and certain other items recorded during the periods presented. Reconciliations of this non-GAAP information to the most directly comparable GAAP measure are available in the addendum of this presentation and on our website, ethanallen.com.

This presentation should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (the “2015 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This presentation and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans and business initiatives; stock repurchase and dividend plans; possible financing activities; demand for our products; our position in markets we serve; and regional and global economic and industry market conditions and changes therein.  Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Non-GAAP reconciliation

	2015	2010

Operating income	$65.9	$(11.7)
Special items	4.6	13.1
Adjusted Operating income	$70.5	$1.4

EPS	$1.27	$(1.53)
Special items	0.14	1.38
Adjusted EPS	$1.41	$(0.15)

Net income	$37.1	$(44.3)
Interest expense, net	5.5	10.9
Income tax expense	19.5	25.5
Depreciation and amortization	19.1	29.4
EBITDA	81.3	21.5
Special items	8.2	5.5
Adjusted EBDITA	$89.5	$27.0

Return on Equity = current fiscal year net income / average of current and prior fiscal year-end shareholders’ equity

Return on Assets = (current fiscal year net income less after tax interest expense) / average of current and prior fiscal year-end total assets

Return on Invested Capital = (current fiscal year net income less after-tax interest expense) / average of current and prior fiscal year-end totals of debt plus equity.

Special items consist of restructuring, transition charges and certain other items.